Exhibit 99.1

Coffee Holding Company Announces the Upcoming Closing of its Comfort Foods Manufacturing Facility in North Andover, MA

STATEN ISLAND, New York – October 7, 2025. Coffee Holding Co., Inc. (Nasdaq: JVA), (the “Company,” “our” or “we”) announced that the Company will be closing its Comfort Foods North Andover, Massachusetts manufacturing facility at the end of the month.

This facility was acquired in 2017 as the key component to the transaction that resulted in the Company purchasing the assets of Comfort Foods, which then became a 100% wholly owned subsidiary of the Company.

“The Comfort Foods acquisition was initially viewed by us as a long-term strategic need for our company” said Andrew Gordon, President and CEO of the Company.

“After closing our Brooklyn, New York facility in 2009 and moving all production to our larger facility in Colorado, we knew we would eventually need to have production capabilities on the East Coast in the future in order to remain competitive for the business opportunities which could not be serviced efficiently from a logistical and profitability standpoint from the West Coast.”

“Comfort Foods opened the door to this opportunity for a nominal price. We acquired a “turn-key”, first class manufacturing facility, an established customer base and a well-established regional brand, Harmony Bay, for $2mm.

Once again, roasting and manufacturing on the East Coast proved to be a winning strategy as we reestablished relationships with many large East Coast supermarket chains whose sales became the main component of our rebound in our annual revenues, which had been steadily declining for a number of years.

However, as the coffee industry continues to evolve, we began to experience a steady decline in sales for the Harmony Bay product line, similar to what most regional brands have experienced. This is due to the fact that major supermarket chains have reduced shelf space that was once allocated to regional brands in order to accommodate the few remaining national brands, and the advertising dollars supporting them. This has resulted in a substantial decrease in our profitability at Comfort Foods which has impacted our overall results over the last few years. But we still relied on the facility for the production of products for our new private label customers, as well as our increased sales levels of both Café Caribe and Café Supremo Espressos.

With the recent acquisition of Empire Coffee Company through Second Empire and its successful integration into our business, we believe that we can close the Massachusetts production facility and move all production into our Second Empire facility located in Port Chester, New York.

This transfer of production location will improve efficiencies by providing us with both manufacturing and logistical cost savings. We believe that these operational improvements should have a positive effect on profitability.

Also, by not operating redundant manufacturing facilities on the East Coast and transferring all private brand, Harmony Bay, Café Supremo and Café Caribe production to the Second Empire facility we expect to eventually realize additional annualized net savings on overhead of approximately $700k through the closure of the Massachusetts facility.” concluded Andrew Gordon.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding also imports green coffee beans from around the world, which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions (including tariffs), intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other risks and uncertainties described in the “Risk Factors” section of documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800